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                                  EXHIBIT 10.1

                                TICKETS.COM, INC.
                       2004 EXECUTIVE CASH INCENTIVE PLAN

      1. Purpose. The purpose of the 2004 Executive Cash Incentive Plan (the "Plan") of Tickets.com, Inc. (the "Company") is to provide an incentive to enhance stockholder value and promote the attainment of significant business objectives of the Company by basing a portion of certain executive's compensation for Fiscal 2004 on the performance of the Company with respect to earnings and a portion based on the Committee's assessment of their individual performance during the year. The Plan is applicable only to Fiscal 2004.

      2.    Definitions.

            (a) "EBITDA" means earnings before interest, taxes, depreciation and amortization as determined by the Committee in its sole and absolute discretion based on the Company's audited financial statements.

            (b) "Bonus" means the cash compensation earned by a Participant pursuant to the terms of the Plan.

            (c) "Cause" shall have the meaning set forth in the employment agreement between the Participant and the Company in effect on the date this Plan is adopted or, if no such agreement exists, shall mean (i) habitual neglect or insubordination where Participant has been given written notice of the acts or omissions constituting such neglect or insubordination and Participant has failed to cure such conduct, where susceptible to cure, within thirty (30) days following notice; (ii) conviction of any felony or any crime involving moral turpitude; (iii) participation in any fraud against the Company; (iv) willful breach of Participant's duties to the Company, including, but not limited to, theft from the Company or failure to fully disclose personal pecuniary interest in a transaction involving the Company; (v) intentional damage to any property of the Company; (vi) conduct by Participant which in the good faith, reasonable determination of the Board of Directors demonstrates gross unfitness to serve, including, but not limited to, gross neglect, non-prescription use of controlled substances, any abuse of controlled substances, whether or not by prescription, or habitual drunkenness, intoxication or other impaired state induced by consumption of any drug, including alcohol; or (vii) material breach by the Participant of any obligations regarding non-competition with the Company or the confidentiality of trade secrets or proprietary or other information.

            (d) "Committee" means the Compensation Committee of the Board of Directors.

            (e) "Disability" shall have the meaning set forth in the employment agreement between the Participant and the Company in effect on the date this Plan is adopted or, if no such agreement exists, shall mean a physical or mental incapacity as a result of which Participant becomes unable to continue the proper performance of his or her duties (reasonable absences because of sickness for up to two (2) consecutive months excepted; provided, however, that any

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new period of incapacity or absences shall be deemed to be part of a prior period of incapacity or absences if the prior period terminated within ninety
(90) days of the beginning of the new period of incapacity or absence and the incapacity or absences are determined by the Company's Board of Directors, in good faith, to be related to the prior incapacity or absence).

            (f) "Fiscal 2004" means the Company's fiscal year ending December 31, 2004.

            (g) "Maximum Bonus" means the maximum Bonus which a Participant could earn pursuant to the Plan as set forth on Schedule I.

            (h)   "Participant" means those employees of the Company listed on
Schedule I attached hereto. Upon approval of the Committee, Schedule I may be amended from time to time to include additional Participants under the Plan.

            (i) "Target EBITDA" means the Fiscal 2004 EBITDA goal for the Company established by the Committee for purposes of the Plan.

      3. Eligible Executives. Except as otherwise provided in this Section 3 or by the Committee, no payment shall be made pursuant to Section 4 to a Participant whose employment terminates prior to the end of Fiscal 2004. A Participant whose employment terminates prior to the end of Fiscal 2004 shall forfeit any and all Bonus under this Plan if he or she voluntarily terminates their employment with the Company, or if they are terminated by the Company for Cause. A Participant whose employment terminates due to death or Disability, or who is terminated by the Company other than for Cause, shall be paid a prorated amount under Section 4 based on the percentage of the total Fiscal 2004 he or she was employed by the Company. Such prorated amount shall be paid in cash to Participant at the same time as Bonuses are paid to the other Participants.

      4. Determination of Bonus. Each Participant may earn up to one-half of their respective Maximum Bonus based on the Company's EBITDA for Fiscal 2004 and one-half of their Maximum Bonus based on the Committee's assessment, in its sole and absolute discretion, of each Participant's individual performance during Fiscal 2004. The portion of a Participant's Maximum Bonus relating to EBITDA will be based upon the Committee's determination of the variance of the Company's actual EBITDA for Fiscal 2004 versus Target EBITDA, as set forth below, pro rated for the portion of Fiscal 2004 that the Participant was employed by the Company:

           Variance to Target EBITDA
                                                                 Possible Percentage of
Greater Than or Equal To       but       Less Than               Maximum Bonus Earned
------------------------                 ---------               --------------------
          +0%                                N/A                         50%
          -5%                                 0%                         45%
          -10%                               -5%                       37.5%
          N/A                               -10%                          0%

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      5.    Distribution of Bonus. Bonuses under the Plan shall be paid in cash no later than April 15, 2004.

      6. Administration. The Plan shall be administered by the Committee. The Committee shall have full and complete authority, in its sole and absolute discretion, to construe, interpret and implement the Plan and to make all determinations necessary or advisable in administering the Plan. The actions and determinations of the Committee on all matters relating to the Plan will be final and conclusive.

      7.    Miscellaneous.

            (a) Non-Assignability. No Bonus will be assignable or transferable without the written consent of the Committee in its sole discretion, except by will or by the laws of descent and distribution.

            (b) Withholding Taxes. Whenever payments under the Plan are to be made, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements relating thereto.

            (c) Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any Bonus is due under the Plan, payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company.

            (d)   Rights of Employees.

                  (i) Status as an employee eligible to receive a Bonus under the Plan shall not be construed as a commitment that any Bonus will be paid under this Plan to such employee or to other such employees generally.

                  (ii) Nothing contained in this Plan shall confer upon any employee or participant any right to continue in the employ or other service of the Company or constitute any contract or limit in any way the right of the Company to change such person's compensation or other benefits or to terminate the employment or other services of such person with or without cause.

            (e) Applicable Law. The Plan and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of California without regard to the conflict of law principals thereof.

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Examples:

1) The Committee determines that the Company had a - 7% variance to budgeted EBITDA and the applicable Executive was employed by the Company for the full year. The Committee also determines that the applicable Executive's individual performance during Fiscal 2004 warranted 60% of his individual performance bonus (i.e., 30% of the Maximum Bonus)

Component A - EBITDA Performance

      -     Maximum Bonus = $200,000
      -     -7% EBITDA = 37.5% Bonus Percentage

$200,000 x 37.5% = $75,000

Component B - Individual Performance

      -     Maximum Bonus = $200,000
      -     30% of Maximum Bonus

$200,000 x 30% = $60,000

TOTAL BONUS

Component A     = $   75,000
Component B     = $   60,000
                  ----------
      Total     = $   135,000
                  ===========

2) The Committee determines that the Company had a +2% variance to Target EBITDA, but the applicable Executive was employed by the Company for only six months of the year. The Committee also determines that the applicable Executive's individual performance during Fiscal 2004 warranted 30% of his individual performance bonus (i.e., 15% of the Maximum Bonus)

Component A - EBITDA Performance

      -     Maximum Bonus = $110,000

      -     +2% EBITDA = 50% Bonus Percentage

      -     Pro rated for 1/2 of year worked

$110,000 x 40% = $44,000
$44,000  x 1/2 = $22,000

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Component B - Individual Performance

      -     Maximum Bonus = $110,000

      -     15% of Maximum Bonus

$110,000 x 15% = $16,500

TOTAL BONUS

Component A    =  $   22,000
Component B    =  $   16,500
                  ----------
      Total    =  $   38,500
                  ==========

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                                   Schedule I

                                              MAXIMUM
 PARTICIPANT*                                   BONUS
 ------------                                   -----
Ronald Bension                                $ 200,000
Carl Thomas                                   $ 132,500
Joseph Manna                                  $ 107,500
Christian Henry                               $ 105,000
Robert Murphy                                 $  86,700
Simon Crane                                   $  46,600
                                              ---------
       Total                                  $ 678,300
                                              =========

* Upon approval of the Compensation Committee, this Schedule I may be amended from time to time to include additional Participants.

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